================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ----------------------

                         MINNESOTA POWER & LIGHT COMPANY
             (Exact name of registrant as specified in its charter)
                             ----------------------

              Minnesota                               41-0418150
     (State or other jurisdiction          (IRS Employer Identification No.)
    of incorporation or organization)

                             30 West Superior Street
                             Duluth, Minnesota 55802
                                 (218) 722-2641

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ----------------------

        DAVID G. GARTZKE                    JAMES K. VIZANKO
  Senior Vice President-Finance                 Treasurer
   and Chief Financial Officer           30 West Superior Street
     30 West Superior Street            Duluth, Minnesota  55802
    Duluth, Minnesota  55802                 (218) 722-2641
         (218) 722-2641



    PHILIP R. HALVERSON, Esq.           ROBERT J. REGER, JR., Esq.
 Vice President, General Counsel             Reid & Priest LLP
          and Secretary                     40 West 57th Street
     30 West Superior Street             New York, New York  10019
    Duluth, Minnesota  55802                  (212) 603-2000
         (218) 722-2641

             (Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

                             -----------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the registration statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                             ----------------------

                         Calculation of Registration Fee

================================================================================
                                           Proposed     Proposed
                                           Maximum      Maximum        Amount
Title of Each Class of                     Offering     Aggregate       of
Securities to be           Amount to be    Price        Offering   Registration
Registered                  Registered     Per Unit(1)  Price(1)        Fee
--------------------------------------------------------------------------------


Common Stock, without
   par value              96,000 Shares    $36.3438    $3,489,005      $1,058
Preferred Share
   Purchase Rights        96,000 Rights(2)    ---          ---           ---(3)
================================================================================

(1) Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(c), on the basis of the average of the high and low prices of the registrant's Common Stock on the New York Stock Exchange composite tape on November 19, 1997.
(2) The Preferred Share Purchase Rights (Rights) are attached to and will trade with the Common Stock. The value attributable to the Rights, if any, is reflected in the market price of the Common Stock.
(3) Since no separate consideration is paid for the Rights, the registration fee for such securities is included in the fee for the Common Stock.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

SUBJECT TO COMPLETION
DATED November 21, 1997

                                   PROSPECTUS

                         MINNESOTA POWER & LIGHT COMPANY

                          96,000 Shares of Common Stock
                               (Without Par Value)

     The shares of common stock, without par value (Common Stock) and the preferred share purchase rights attached thereto (Rights) of Minnesota Power & Light Company (Company or Minnesota Power) offered hereby (collectively, the Shares) will be sold from time to time by the selling shareholders described herein (Selling Shareholders) in brokers' transactions at prices prevailing at the time of sale or as otherwise described in "Plan of Distribution". The Company will not receive any of the proceeds from the sale of the Shares. Expenses in connection with the registration of the Shares under the Securities Act of 1933, as amended (1933 Act), including legal and accounting fees of the Company, will be paid by the Company.

     The Shares were acquired from the Company by the Selling Shareholders in a private placement transaction. This Prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow future sales by the Selling Shareholders to the public without restriction. To the knowledge of the Company, the Selling Shareholders have made no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be "underwriters" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

     The Shares have not been registered for sale under the securities laws of any state or jurisdiction as of the date of this Prospectus. Brokers or dealers effecting transactions in the Shares should confirm the registration thereof under the securities laws of the states or jurisdictions in which such transactions occur, or the existence of any exemption from registration.

     The Common Stock of the Company is listed on the New York Stock Exchange. The last reported sale price on the New York Stock Exchange on November 20, 1997 was $36.8125.


                            ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
                  THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------



                   The date of this Prospectus is        , 1997.


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (1934 Act) and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (Commission). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission:
New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information filed electronically by the Company. The Common Stock and the Rights are listed on the New York Stock Exchange. Reports and other information concerning the Company may be inspected and copied at the office of such Exchange at 20 Broad Street, New York, New York. In addition, the Company's 5% Preferred Stock, $100 par value, is listed on the American Stock Exchange. Reports and other information concerning the Company may also be inspected and copied at the office of such Exchange at 86 Trinity Place, New York, New York.

                             ---------------------

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by the Company with the Commission pursuant to the 1934 Act, are hereby incorporated by reference:

      1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996 (1996 Form 10-K).

      2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1997.

      3. The Company's Current Reports on Form 8-K dated March 19, June 23, and November 19, 1997.

     Each document filed  subsequent to the date of this Prospectus  pursuant to
Section 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and shall be a part hereof from the date of filing of such document; provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to Section 13 or 15(d) of the 1934 Act prior to the filing with the Commission of the Company's most recent Annual Report on Form 10-K shall not be incorporated by reference in this Prospectus or be a part hereof from and after the filing of such most recent Annual Report on Form 10-K.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document referred to above which has been or may be incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to: Shareholder Services, Minnesota Power, 30 West Superior Street, Duluth, Minnesota 55802, telephone number (218) 723-3974 or (800) 535-3056.

                                   THE COMPANY

     Minnesota Power is an operating public utility incorporated under the laws of the State of Minnesota since 1906. Its principal executive office is at 30 West Superior Street, Duluth, Minnesota 55802, and its telephone number is (218) 722-2641. The Company has operations in four business segments: (1) electric operations, which include electric and gas services, and coal mining; (2) water services, which include water and wastewater services; (3) automotive services, which include auctions, a finance company and an auto transport company; and (4) investments, which include a securities portfolio, a 21 percent equity investment in a financial guaranty reinsurance and insurance company and real estate operations. As of September 30, 1997 the Company and its subsidiaries had approximately 6,800 employees.

                                                                 (Unaudited)
                                                              Nine Months Ended
                                     Year Ended December 31     September 30
                                     ----------------------     -------------
Summary of Earnings Per Share (1)    1994     1995    1996      1996     1997
-------------------------------------------------------------------------------

Consolidated Earnings Per Share
     Continuing Operations
       Electric Operations          $1.36    $1.36    $1.32    $1.00    $1.16

       Water Services                 .48     (.04)     .18      .12      .15

       Automotive Services              -      .00      .13      .11      .39

       Investments
         Portfolio and
          reinsurance                 .47      .88      .80      .56      .49
         Real estate                  .36      .58      .50      .35      .19
                                    -----     ----   ------    -----   ------
                                      .83     1.46     1.30      .91      .68

       Corporate charges
         and other (2)               (.68)    (.72)    (.65)    (.46)    (.53)
                                    -----     ----   ------    -----   ------

     Total Continuing Operations     1.99     2.06     2.28     1.68     1.85

     Discontinued Operations(3)       .07      .10        -        -        -
                                    -----    -----   ------    -----   ------

       Total                        $2.06    $2.16    $2.28    $1.68    $1.85
                                    =====    =====   ======    =====   ======

---------------------
(1) Financial statement information may not be comparable between periods due to the purchase of 80 percent of ADESA on July 1, 1995, another 3 percent on January 3, 1996, and the remaining 17 percent on August 21, 1996.

(2) Includes the financial results for Reach All Partnership for the years 1994, 1995 and 1996, and general corporate expenses not allocable to a specific business segment.

(3) On June 30, 1995 Minnesota Power sold the interest in its paper and pulp business to Consolidated Papers, Inc. (CPI) for $118 million in cash, plus CPI's assumption of certain debt and lease obligations. Minnesota Power is still committed to a maximum guarantee of $95 million to ensure a portion of a $33.4 million annual lease obligation for paper mill equipment under an operating lease extending to 2012. CPI has agreed to indemnify Minnesota Power for any payments Minnesota Power may make as a result of Minnesota Power's obligation relating to this operating lease.



ELECTRIC OPERATIONS

     Electric operations generate, transmit, distribute and market electricity. In addition, electric operations include coal mining, engineering, construction and maintenance services, and economic development projects within the Company's service area. Minnesota Power provides electricity to 126,000 customers in northeastern Minnesota. The Company's wholly owned subsidiary, Superior Water, Light and Power Company, sells electricity to 14,000 customers and natural gas to 11,000 customers, and provides water to 10,000 customers in northwestern Wisconsin. BNI Coal, Ltd. (BNI Coal), another wholly owned subsidiary of the Company, owns and operates a lignite mine in North Dakota. Two electric generating cooperatives, Minnkota Power Cooperative, Inc. and Square Butte Electric Cooperative (Square Butte), presently consume virtually all of BNI Coal's production of lignite coal under coal supply agreements extending to 2027. Under an agreement with Square Butte, Minnesota Power purchases 71 percent of the output from the Square Butte unit which is capable of generating up to 470 megawatts.

     In 1996 large industrial customers contributed about half of the Company's electric operating revenue. The Company has large power contracts to sell power to eleven industrial customers (five taconite producers, four paper and wood products manufacturers and two pipeline companies) each requiring 10 megawatts or more of power. These contracts, which have termination dates ranging from October 1999
                                      -3-
to December 2007, require the payment of minimum monthly demand charges that cover a portion of the fixed costs, including a return on common equity, associated with having the capacity available to serve these customers.

WATER SERVICES

     Water services include six wholly owned subsidiaries of the Company. Florida Water Services Corporation, which is the largest investor owned water supplier in Florida, provides water to 122,000 customers and wastewater treatment services to 55,000 customers in Florida. Heater Utilities, Inc. provides water to 28,000 customers and wastewater treatment services to 1,400 customers in North Carolina and South Carolina. Instrumentation Services, Inc. and U.S. Maintenance and Management Services Corporation provide predictive maintenance services to water utility companies and other industrial operations in North Carolina, South Carolina, Florida, Georgia, Tennessee, Virginia and Texas. Americas' Water Services Corporation, which is headquartered in Chicago, Illinois, offers management, operations and maintenance contract services and expertise to governments and industries throughout the Americas. Florida Gas Service Corporation provides liquefied propane gas service to 2,300 customers in Florida.

AUTOMOTIVE SERVICES

     Automotive services include ADESA Corporation (ADESA), which owns and operate auction facilities, Automotive Finance Corporation (AFC), which is a finance company, and Great Rigs Incorporated (formerly ADESA Auto Transport, Inc.), an auto transport company. ADESA is a wholly owned subsidiary of the Company and is the third largest automobile auction business in the United States. Headquartered in Indianapolis, Indiana, ADESA owns and operates 25 automobile auctions in the United States and Canada through which used cars and other vehicles are purchased and sold by franchised automobile dealers and licensed used car dealers. Sellers at ADESA's auctions include domestic and foreign auto manufacturers, car dealers, fleet/lease companies, banks and finance  companies.  AFC provides  inventory  financing for wholesale and retail automobile dealers who purchase vehicles from ADESA auctions, independent auctions and other auction chains. AFC is headquartered in Indianapolis, Indiana, and has 54 loan production offices located in 21 ADESA auctions, 28 independently owned auctions, and 5 outside loan production offices not connected with an auction. From these offices car dealers obtain credit to purchase vehicles at any of the over 300 plus auctions approved by AFC. Great Rigs Incorporated is one of the nation's largest independent automobile transport carriers. It offers customers pick up and delivery service, with nine strategically located transportation hubs and an on-site transportation representative at every ADESA auction.

INVESTMENTS

     Minnesota Power manages a securities portfolio which is intended to provide earnings and cash flow contributions and is available for reinvestment in existing businesses, acquisitions and other corporate purposes. The Company plans to continue to concentrate in market-neutral investment strategies designed to provide stable and acceptable returns without sacrificing needed liquidity. Returns will continue to be partially dependent on general market conditions. The Company's investment in the securities portfolio at September 30, 1997 was approximately $180 million.
     Minnesota Power has a 21 percent equity investment in Capital Re Corporation (Capital Re). Capital Re is a Delaware holding company engaged in reinsurance and insurance through its wholly owned subsidiaries. The operating subsidiaries of Capital Re include: Capital Reinsurance Company, a reinsurer of financial guarantees of municipal and non-municipal debt obligations; Capital Mortgage Reinsurance Company, a reinsurer of residential mortgage guaranty insurance; Capital Credit Reinsurance Company, Ltd., a multi-line credit and specialty reinsurer; Capital Title Reinsurance Company, a title reinsurer; RGB Underwriting Agencies Ltd. (RGB), a Lloyd's of London managing agency; and CRC Capital, Ltd., a Lloyd's of London corporate name that provides corporate capital to support the syndicates managed by RGB. Minnesota Power's equity investment in Capital Re at September 30, 1997 was $114 million.
     The Company owns 80 percent of Lehigh Acquisition Corporation (Lehigh), a real estate company in Florida. Lehigh owns 2,500 acres of land and approximately 5,000 home sites near Fort Myers, Florida, 1,000 home sites in Citrus County, Florida, and 2,700 home sites and 12,000 acres of residential, commercial and industrial land at Palm Coast, Florida. The Palm Coast properties were purchased in April 1996.

                              SELLING SHAREHOLDERS

     The following table lists the Selling Shareholders, the number of shares of Common Stock of the Company beneficially owned by each as of the date of this Prospectus, the number of shares to be offered by each and the number of outstanding shares to be owned by each after the sale. Minnesota Power exchanged the Shares for all the outstanding shares of common stock of LaGrange Waterworks Corporation (LaGrange) owned by the Selling Shareholders. Minnesota Power then contributed the shares to MP Water Resources, Inc., a wholly owned subsidiary of Minnesota Power. The Shares were issued by the Company and delivered to the Selling Shareholders in a private placement transaction that has been accounted for as a pooling of interests.
                                                                    Shares to be
                             Shares Owned         Shares to be       Owned After
Selling Shareholder (1)  Prior to Offering (2) Offered Hereby (3)   Offering (4)
----------------------   --------------------  -----------------    -----------

Homer Barrett                  48,000               48,000               0

R. Hunter Chadwick, Jr.        48,000               48,000               0

---------------------
(1) Mr. Barrett was Vice President and Secretary of LaGrange and Mr. Chadwick was President of LaGrange. Mr. Chadwick has been retained as a consultant by Heater Utilities, Inc., a wholly owned subsidiary of MP Water Resources, Inc., until December 31, 1997.

(2) As of November 20, 1997 each of the Selling Shareholders individually held less than one percent of the Company's then outstanding Common Stock.

(3) As of December 30, 1996 the Selling Shareholders represented to the Company that (i) they were acquiring the Shares for investment for their own account and not with a view to, or for sale in connection with, any distribution thereof and (ii) neither Selling Shareholder had any reason to anticipate any change in his circumstances or other particular occasion or event which would cause him to desire to sell or otherwise transfer the Shares.

(4) Assumes the sale of all of the Shares covered by this Prospectus and that no additional shares are acquired by the Selling Shareholders.

                            DIVIDENDS AND PRICE RANGE

     The following table sets forth the high and low sales prices per share of the Common Stock reported on the New York Stock Exchange composite tape as published in The Wall Street Journal and the dividends paid for the indicated periods.
                                                Price Range           Dividends
                                                -----------           ---------
                                             High          Low        Per Share
                                             ----          ---        ---------
     1995     First Quarter                $ 26 3/8     $ 24 1/4     $  0.510
              Second Quarter                 28           25 1/4        0.510
              Third Quarter                  28 1/8       26 3/8        0.510
              Fourth Quarter                 29 1/4       27 1/2        0.510

     1996     First Quarter                $ 29 3/4     $ 26 1/8     $  0.510
              Second Quarter                 29           26            0.510
              Third Quarter                  28 3/4       26            0.510
              Fourth Quarter                 28 7/8       26 3/8        0.510

     1997     First Quarter                $ 29         $ 27 1/4     $  0.510
              Second Quarter                 30 5/8       27            0.510
              Third Quarter                  36 5/16      30 1/4        0.510
              Fourth Quarter
               (through November 20, 1997)   37 1/16      34 3/8        0.510


     The last reported sale price of the Common Stock on the New York Stock Exchange composite tape on November 20, 1997 was $36.8125 per share.

     The Company has paid dividends without interruption on its Common Stock since 1948, the date of the initial distribution of the Common Stock by American Power & Light Company, the former holder of all such stock.

     The Company has a Dividend Reinvestment and Stock Purchase Plan (Plan). The Plan provides investors (Participants) with a convenient method of acquiring shares of Common Stock through (i) the reinvestment in Common Stock of all or a portion of the cash dividends payable on the Participant's holdings of Common Stock and Preferred Stocks, and/or (ii) the investment of optional cash payments pursuant to the terms of the Plan. The Company reserves the right to suspend, modify, amend or terminate the Plan at any time and to interpret and regulate the Plan as it deems necessary or desirable in connection with the operation of the Plan. Shares of Common Stock are offered for sale under the Plan only by means of a separate prospectus available upon request from the Company.

                           DESCRIPTION OF COMMON STOCK

     General. The following statements relating to the Common Stock are merely an outline and do not purport to be complete. They are qualified in their entirety by reference to the Company's Articles of Incorporation (Articles of Incorporation) and the Mortgage and Deed of Trust of the Company. Reference is also made to the laws of the State of Minnesota.

     The Company's authorized capital stock consists of 65,000,000 shares of Common Stock, without par value, 116,000 shares of 5% Preferred Stock, $100 par value, 1,000,000 shares of Serial Preferred Stock, without par value, and 2,500,000 shares of Serial Preferred Stock A, without par value.

     Dividend Rights. The Common Stock is entitled to all dividends after full provision for dividends on the issued and outstanding Preferred Stocks and the sinking fund requirements of the Serial Preferred Stock A, $7.125 Series and $6.70 Series.

     The Articles of Incorporation provide that so long as any shares of the Company's Preferred Stocks are outstanding, cash dividends on Common Stock are restricted to 75 percent of available net income when Common Stock equity is or would become less than 25 percent but more than 20 percent of total capitalization. This restriction becomes 50 percent when such equity is or would become less than 20 percent. See Note 7 to Consolidated Financial Statements incorporated by reference in the Company's 1996 Form 10-K.

     Voting Rights (Non-Cumulative Voting). Holders of Common Stock are entitled to notice of and to vote at any meeting of shareholders. Each share of the Common Stock, as well as each share of the issued and outstanding Preferred Stocks, is entitled to one vote. Since the holders of such shares do not have cumulative voting rights, the holders of more than 50 percent of the shares voting can elect all the Company's directors, and in such event the holders of the remaining shares voting (less than 50 percent) cannot elect any directors. In addition, the Preferred Stocks are expressly entitled, as one class, to elect a majority of the directors (the Common Stock, as one class, electing the minority) whenever dividends on any of such Preferred Stocks shall be in default in the amount of four quarterly payments and thereafter until all such dividends in default shall have been paid. The Articles of Incorporation include detailed procedures and other provisions relating to these rights and their termination, such as quorums, terms of directors elected, vacancies, class voting as between Preferred Stocks and Common Stock, meetings, adjournments and other matters.

     The Articles of Incorporation contain certain provisions which make it difficult to obtain control of the Company through transactions not having the approval of the Board of Directors, including:

     (1) A provision requiring the affirmative vote of 75 percent of the outstanding shares of all classes of capital stock of the Company, present and entitled to vote, in order to authorize certain "Business Combinations." Any such Business Combination is required to meet certain "fair price" and procedural requirements. Neither a 75 percent stockholder vote nor "fair price" is required for any Business Combination which has been approved by a majority of the "Disinterested Directors."

     (2) A provision permitting a majority of the Disinterested Directors to determine whether the above requirements have been satisfied.

     (3) A provision providing that certain of the Articles of Incorporation cannot be altered unless approved by 75 percent of the outstanding shares of all classes of capital stock, present and entitled to vote, unless such alteration is recommended to the shareholders by a majority of the Disinterested Directors.

     Liquidation Rights. After satisfaction of creditors and of the preferential liquidation rights of the outstanding Preferred Stocks ($100 per share plus unpaid accumulated dividends), the holders of the Common Stock are entitled to share ratably in the distribution of all remaining assets.

     Miscellaneous. Holders of Common Stock have no preemptive or conversion rights.

     The Common Stock is listed on the New York Stock Exchange.

     The transfer agents and registrars for the Common Stock are Norwest Bank Minnesota, N.A. and the Company.

                 DESCRIPTION OF PREFERRED SHARE PURCHASE RIGHTS

     Reference is made to the Rights Agreement, dated as of July 24, 1996 (Rights Plan) between the Company and the Corporate Secretary of the Company, as Rights Agent. The description of the Rights set forth below does not purport to be complete and is qualified in its entirety by reference to the Rights Plan. Reference is also made to the laws of the State of Minnesota.

     On July 24, 1996, the Board of Directors of the Company declared a dividend distribution of one Right for each outstanding share of Common Stock to shareholders of record at the close of business on July 24, 1996 (Record Date) and authorized the issuance of one Right with respect to each share of Common Stock that becomes outstanding between the Record Date and July 23, 2006 or such earlier time as the Rights are redeemed. Except as described below, each Right, when exercisable, entitles the registered holder to purchase from the Company one one-hundredth of a share of Junior Serial Preferred Stock A, without par value (Serial Preferred), at a price of $90 per one one-hundredth share (the Purchase Price), subject to adjustment.

     No separate Right Certificates will be distributed. The Rights will be evidenced by the Common Stock certificates together with a copy of the Summary of Rights Plan and not by separate certificates until the earlier to occur of
(i) 10 days following a public announcement that a person or group of affiliated or associated persons (an Acquiring Person) has acquired, or obtained the right to acquire, beneficial ownership of 15 percent or more of the outstanding shares of Common Stock (the Stock Acquisition Date) or (ii) 15 business days (or such later date as may be determined by action of the Board of Directors prior to the time that any person becomes an Acquiring Person) following the commencement of (or a public announcement of an intention to make) a tender or exchange offer if, upon consummation thereof, such person or group would be the beneficial owner of 15 percent or more of such outstanding shares of Common Stock (the earlier of such dates being called the Distribution Date).

     Until the Distribution Date, the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption, expiration or termination of the Rights), the transfer of any certificates for Common Stock, with or without a copy of the Summary of Rights Plan, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificates. As soon as practicable following the
Distribution Date, separate certificates evidencing the Rights (Right Certificates) will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, such separate Right Certificates alone will evidence the Rights.

     Each whole share of Serial Preferred will have a minimum preferential quarterly dividend rate equal to the greater of $51 per share or, subject to anti-dilution adjustment, 100 times the dividend declared on the Common Stock. In the event of liquidation, no distribution will be made to the holders of Common Stock unless, prior thereto, the holders of the Serial Preferred have received a liquidation preference of $100 per share, plus accrued and unpaid dividends. Holders of the Serial Preferred will be entitled to notice of and to vote at any meeting of the Company's shareholders. Each whole share of Serial Preferred is entitled to one vote. Such shares do not have cumulative voting rights. The Serial Preferred, together with the issued and outstanding shares of the other Preferred Stocks of the Company, will be expressly entitled, as one class, to elect a majority of directors (the Common Stock electing the minority) whenever dividends on any of the Preferred Stocks shall be in default in the amount of four quarterly payments and thereafter until all such dividends in default shall have been paid. In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged for or converted into other securities and/or property, each whole share of Serial Preferred will be entitled to receive, subject to anti-dilution adjustment, 100 times the amount into which or for which each share of Common Stock is so exchanged or converted. The shares of Serial Preferred are not redeemable by the Company.

     The Rights are not exercisable until the Distribution Date and will expire at the earliest of (i) July 23, 2006 (Final Expiration Date), (ii) the redemption of the Rights by the Company as described below, and (iii) the exchange of all Rights for Common Stock as described below.

     In the event that any person (other than the Company, its affiliates or any person receiving newly-issued shares of Common Stock directly from the Company) becomes the beneficial owner of 15 percent or more of the then outstanding shares of Common Stock, each holder of a Right will thereafter have a right to receive, upon exercise at the then current exercise price of the Right, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. The Rights Plan contains an exemption for any issuance of Common Stock by the Company directly to any person (for example, in a private placement or an acquisition by the Company in which Common Stock is used as consideration), even if that person would become the beneficial owner of 15 percent or more of the Common Stock, provided that such person does not acquire any additional shares of Common Stock.

     In the event that, at any time following the Stock Acquisition Date, the Company is acquired in a merger or other business combination transaction or 50 percent or more of the Company's assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon exercise at the then current exercise price of the Right, common stock of the acquiring or surviving company having a value equal to two times the exercise price of the Right.

     Notwithstanding the foregoing, following the occurrence of any of the events set forth in the preceding two paragraphs (the Triggering Events), any Rights that are, or (under certain circumstances specified in the Rights Plan) were, beneficially owned by any Acquiring Person will immediately become null and void.

     The Purchase Price payable, and the number of shares of Serial Preferred or other securities or property issuable, upon exercise of the Rights, are subject to adjustment from time to time to prevent dilution, among other circumstances, in the event of a stock dividend on, or a subdivision, split, combination, consolidation or reclassification of, the Serial Preferred or the Common Stock, or a reverse split of the outstanding shares of Serial Preferred or the Common Stock.

     At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15 percent or more of the outstanding Common Stock and prior to the acquisition by such person or group of 50 percent or more of the outstanding Common Stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or group, which have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least one percent in the Purchase Price. The Company will not be required to issue fractional shares of Serial Preferred or Common Stock (other than fractions in multiples of one one-hundredths of a share of Serial Preferred) and, in lieu thereof, an adjustment in cash may be made based on the market price of the Serial Preferred or Common Stock on the last trading date prior to the date of exercise.

     At any time after the date of the Rights Plan until the time that a person becomes an Acquiring Person, the Board of Directors may redeem the Rights in whole, but not in part, at a price of $.01 per Right (Redemption Price), which may (at the option of the Company) be paid in cash, shares of Common Stock or other consideration deemed appropriate by the Board of Directors. Upon the effectiveness of any action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     Issuance of Serial Preferred or Common Stock upon exercise of the Rights will be subject to any necessary regulatory approvals. Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends. One million shares of Serial Preferred were reserved for issuance in the event of exercise of the Rights.

     The provisions of the Rights Plan may be amended by the Company, except that any amendment adopted after the time that a person becomes an Acquiring Person may not adversely affect the interests of holders of Rights.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired, and under certain circumstances the Rights beneficially owned by such a person or group may become void. The Rights should not interfere with any merger or other business combination approved by the Board of Directors because, if the Rights would become exercisable as a result of such merger of business combination, the Board of Directors may, at its option, at any time prior to the time that any person becomes an Acquiring Person, redeem all (but not less than all) of the then outstanding Rights at the Redemption Price.

                                     EXPERTS

     The Company's consolidated financial statements incorporated in this Prospectus by reference to the Company's 1996 Form 10-K have been audited by Price Waterhouse LLP, independent accountants. Such financial statements have been so incorporated in reliance on the report of Price Waterhouse LLP, given on the authority of said firm as experts in auditing and accounting.

     The financial statement schedule incorporated in this Prospectus by reference to the Company's 1996 Form 10-K has been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The statements as to matters of law and legal conclusions under "Description of Common Stock" and "Description of Preferred Share Purchase Rights" in this Prospectus and in the documents incorporated herein by reference have been reviewed by Philip R. Halverson, Esq., Duluth, Minnesota, Vice President, General Counsel and Secretary for Minnesota Power, and are set forth or incorporated herein by reference in reliance upon his opinion given upon his authority as an expert.

     As of October 31, 1997, Mr. Halverson owned 4,564 shares of Minnesota Power Common Stock. Mr. Halverson is acquiring additional shares of Minnesota Power Common Stock at regular intervals as a participant in the Company's Employee Stock Ownership Plan, Employee Stock Purchase Plan and Supplemental Retirement Plan.

                                 LEGAL OPINIONS

     The legality of the Shares offered hereby will be passed upon for the Company by Mr. Halverson and by Reid & Priest LLP, New York, New York, counsel for the Company. Reid & Priest LLP may rely as to all matters of Minnesota law upon the opinion of Mr. Halverson.

                              PLAN OF DISTRIBUTION

     The Shares to be offered pursuant to this Prospectus are fully paid and nonassessable and will be offered and sold by the Selling Shareholders for their own accounts. The Company will not receive any of the proceeds from such sales.

     The Selling Shareholders may offer and sell the Shares from time to time in transactions at market prices prevailing at the time of sale or at negotiated prices. Sales may be made to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of Shares for whom such broker-dealers may act as agents and/or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

     When required, this Prospectus will be supplemented to set forth the name or names of the Selling Shareholders for whose account a particular offering of Shares is to be made, the number of Shares so offered for such Selling
Shareholders' account and, if such offering is to be made by or through underwriters or dealers, the names of such underwriters or dealers and the principal terms of the arrangements between the underwriters or dealers and the Selling Shareholders.

     The Selling Shareholders and any broker-dealers acting in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed underwriting compensation under the 1933 Act.

     Expenses in connection with the registration of the Shares under the 1933 Act, including legal and accounting fees of the Company, will be paid by the Company.

                              --------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SUCH SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses in connection with the issuance and distribution of the securities being registered are:

         Filing Fee - Securities and Exchange Commission         $ 1,058
         Stock exchange listing fee                                1,500
         Fees of Company's legal counsel *                         7,500
         Independent accountants' fees *                           5,000
         Miscellaneous expenses *                                  2,942
                                                                 -------
             * Total                                             $18,000
                                                                 =======
------------
* Estimated


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 302A.521 of the Minnesota Business Corporation Act generally provides for the indemnification of directors, officers or employees of a corporation made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties and fines (including attorneys' fees and disbursements) where such person, among other things, has not been indemnified by another organization, acted in good faith, received no improper personal benefit and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 13 of the Bylaws of the Company contains the following provisions relative to indemnification of directors and officers:

     "The Company shall reimburse or indemnify each present and future director and officer of the Company (and his or her heirs, executors and administrators) for or against all expenses reasonably incurred by such director or officer in connection with or arising out of any action, suit or proceeding in which such director or officer may be involved by reason of being or having been a director or officer of the Company. Such indemnification for reasonable expenses is to be to the fullest extent permitted by the Minnesota Business Corporation Act, Minnesota Statutes Chapter 302A. By affirmative vote of the Board of Directors or with written approval of the Chairman and Chief Executive Officer, such indemnification may be extended to include agents and employees who are not directors or officers of the Company, but who would otherwise be indemnified for acts and omissions under Chapter 302A of the Minnesota Business Corporation Act, if such agent or employee were an officer of the Company."

     "Reasonable expenses may include reimbursement of attorney's fees and disbursements, including those incurred by a person in connection with an appearance as a witness."

     "Upon written request to the Company and approval by the Chairman and Chief Executive Officer, an agent or employee for whom indemnification has been extended, or an officer or director may receive an advance for reasonable expenses if such agent, employee, officer or director is made or threatened to be made a party to a proceeding involving a matter for which indemnification is believed to be available under Minnesota Statutes Chapter 302A."

     "The foregoing rights shall not be exclusive of other rights to which any director or officer may otherwise be entitled and shall be available whether or not the director or officer continues to be a director or officer at the time of incurring such expenses and liabilities."

     The Company has insurance covering its expenditures which might arise in connection with the lawful indemnification of its directors and officers for their liabilities and expenses, and insuring officers and directors of the Company against certain other liabilities and expenses.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER
-------

     *2  -    Agreement  and Plan of Merger by and  among  Minnesota  Power &
              Light Company,  AC Acquisition  Sub, Inc.,  ADESA  Corporation and
              Certain  ADESA  Management  Shareholders  dated  February 23, 1995
              (filed  as  Exhibit 2 to Form 8-K dated  March 3,  1995,  File No.
              1-3548).

 *4(a)1  -    Articles of Incorporation, restated as of July 27, 1988 (filed as
              Exhibit 3(a), File No. 33-24936).

 *4(a)2  -    Certificate  Fixing Terms of Serial  Preferred  Stock A, $7.125
              Series (filed as Exhibit 3(a)2,  File No. 33-50143).

 *4(a)3  -    Certificate  Fixing Terms of Serial  Preferred  Stock A, $6.70
              Series (filed as Exhibit  3(a)3,  File No. 33-50143).

  *4(b)  -    Bylaws as amended January 23, 1991 (filed as Exhibit 3(b), File
              No. 33-45549).

 *4(c)1  -    Mortgage  and Deed of Trust,  dated as of  September  1, 1945, between the Company and Irving  Trust Company  (now The Bank of
              New York)  and  Richard  H. West  (W.T.  Cunningham,  successor),
              Trustees (filed as Exhibit 7(c), File No. 2-5865).

 *4(c)2  -    Supplemental Indentures to Mortgage and Deed of Trust:

              Number           Dated as of              Reference File             Exhibit

              First            March 1, 1949            2-7826                      7(b)
              Second           July 1, 1951             2-9036                      7(c)
              Third            March 1, 1957            2-13075                     2(c)
              Fourth           January 1, 1968          2-27794                     2(c)
              Fifth            April 1, 1971            2-39537                     2(c)
              Sixth            August 1, 1975           2-54116                     2(c)
              Seventh          September 1, 1976        2-57014                     2(c)
              Eighth           September 1, 1977        2-59690                     2(c)
              Ninth            April 1, 1978            2-60866                     2(c)
              Tenth            August 1, 1978           2-62852                     2(d)2
              Eleventh         December 1, 1982         2-56649                     4(a)3
              Twelfth          April 1, 1987            33-30224                    4(a)3
              Thirteenth       March 1, 1992            33-47438                    4(b)
              Fourteenth       June 1, 1992             33-55240                    4(b)
              Fifteenth        July 1, 1992             33-55240                    4(c)
              Sixteenth        July 1, 1992             33-55240                    4(d)
              Seventeenth      February 1, 1993         33-50143                    4(b)
              Eighteenth       July 1, 1993             33-50143                    4(c)
              Nineteenth       February 1, 1997         1-3548 (1996 Form 10-K)     4(a)3


Exhibit
Number
-------

  *4(d)  -    Mortgage  and Deed of Trust,  dated as of March 1,  1943,  between
              Superior Water,  Light and Power Company and Chemical Bank & Trust
              Company and Howard B. Smith, as Trustees,  both succeeded by First
              Bank N.A., as Trustee (filed as Exhibit 7(c), File No. 2-8668), as supplemented and modified by First Supplemental  Indenture thereto dated as of March 1, 1951  (filed  as  Exhibit  2(d)(1),  File No.
              2-59690),  Second Supplemental Indenture thereto dated as of March
              1,  1962  (filed  as  Exhibit  2(d)1,  File  No.  2-27794),  Third
              Supplemental  Indenture  thereto  dated  July 1,  1976  (filed  as
              Exhibit 2(e)1, File No. 2-57478),  Fourth  Supplemental  Indenture
              thereto dated as of March 1, 1985 (filed as Exhibit 4(b), File No.
              2-78641),   Fifth  Supplemental  Indenture  thereto  dated  as  of
              December 1, 1992 (filed as Exhibit 4(b)1 to Form 10-K for the year ended  December 31, 1992,  File No.  1-3548),  Sixth  Supplemental
              Indenture,  dated as of March 24, 1994 (filed as Exhibit  4(b)1 to
              Form 10-K for the year ended December 31, 1996,  File No. 1-3548),
              Seventh  Supplemental  Indenture,  dated as of  November  1,  1994
              (filed as Exhibit  4(b)2 to Form 10-K for the year ended  December
              31, 1996, File No. 1-3548) and Eighth Supplemental Indenture, dated as of January 1, 1997 (filed as Exhibit 4(b)3 to Form 10-K for the year ended December 31, 1996, File No. 1-3548).

  *4(e)  -    Indenture,  dated as of March 1, 1993,  between  Southern States
              Utilities,  Inc.  (now Florida  Water  Services  Corporation)  and
              Nationsbank of Georgia,  National  Association (now SunTrust Bank,
              Central Florida,  N.A.), as Trustee (filed as Exhibit 4(d) to Form
              10-K for the year ended December 31, 1992,  File No. 1-3548), as supplemented and modified by First Supplemental  Indenture,  dated as of March 1, 1993  (filed as Exhibit  4(c)1 to Form 10-K for the
              year  ended   December  31,  1996,   File  No.   1-3548),   Second
              Supplemental  Indenture,  dated as of March  31,  1997  (filed  as
              Exhibit 4 to Form 10-Q for the quarter ended March 31, 1997,  File
              No. 1-3548) and Third Supplemental Indenture,  dated as of May 28,
              1997 (filed as Exhibit 4 to Form 10-Q for the  quarter  ended June
              30, 1997, File No. 1-3548).

  *4(f)  -    Amended and Restated Trust Agreement, dated as of March 1, 1996, relating to MP&L  Capital I's 8.05%  Cumulative  Quarterly  Income
              Preferred Securities,  between the Company, as Depositor,  and The
              Bank of New  York,  The Bank of New  York  (Delaware),  Philip  R.
              Halverson,  David G.  Gartzke  and James K.  Vizanko,  as Trustees
              (filed as Exhibit  4(a) to Form 10-Q for the  quarter  ended March
              31, 1996, File No. 1-3548).

  *4(g)  -    Amendment  No. 1, dated April 11, 1996,  to Amended and Restated
              Trust  Agreement,  dated  as of March 1,  1996,  relating  to MP&L
              Capital I's 8.05% Cumulative Quarterly Income Preferred Securities
              (filed as Exhibit  4(b) to Form 10-Q for the  quarter  ended March
              31, 1996, File No. 1-3548).

  *4(h)  -    Indenture,  dated as of March 1, 1996, relating to the Company's
              8.05% Junior Subordinated Debentures, Series A, Due 2015, between the Company and The Bank of New York, as Trustee (filed as Exhibit
              4(c) to Form 10-Q for the quarter  ended March 31, 1996,  File No.
              1-3548).

  *4(i)  -    Guarantee Agreement, dated as of March 1, 1996, relating to MP&L
              Capital   I's  8.05%   Cumulative   Quarterly   Income   Preferred
              Securities, between the Company, as Guarantor, and The Bank of New
              York, as Trustee (filed as Exhibit 4(d) to Form 10-Q for the quarter ended March 31, 1996, File No.
              1-3548).

  *4(j)  -    Agreement as to Expenses and Liabilities,  dated as of March 20,
              1996,  relating  to MP&L  Capital I's 8.05%  Cumulative  Quarterly
              Income Preferred Securities,  between the Company and MP&L Capital
              I (filed as Exhibit 4(e) to Form 10-Q for the quarter  ended March
              31, 1996, File No. 1-3548).

  *4(k)  -    Officer's  Certificate,  dated March 20, 1996,  establishing the terms of the 8.05% Junior Subordinated  Debentures,  Series A, Due
              2015  issued in  connection  with the 8.05%  Cumulative  Quarterly
              Income  Preferred  Securities  of MP&L Capital I (filed as Exhibit
              4(i) to Form 10-K for the year ended  December 31, 1996,  File No.
              1-3548).

  *4(l)  -    Rights  Agreement dated as of July 24, 1996,  between  Minnesota
              Power & Light  Company and the  Corporate  Secretary  of Minnesota
              Power & Light Company, as Rights Agent (filed as Exhibit 4 to Form
              8-K dated August 2, 1996, File No. 1-3548).

  *4(m)  -    Indenture,  dated as of May 15,  1996,  relating  to the  ADESA
              Corporation's  7.70%  Senior  Notes,  Series A, Due 2006,  between
              ADESA  Corporation  and The Bank of New York, as Trustee (filed as
              Exhibit  4(k) to Form 10-K for the year ended  December  31, 1996,
              File No. 1-3548).

  *4(n)  -    Guarantee of Minnesota  Power & Light  Company,  dated as of May
              30, 1996,  relating to the ADESA Corporation's 7.70% Senior Notes,
              Series A, Due 2006 (filed as Exhibit 4(l) to Form 10-K for the year ended December 31, 1996, File No. 1-3548).

  *4(o)  -    ADESA Corporation  Officer's  Certificate  1-D-1,  dated May 30,
              1996,  relating to the ADESA  Corporation's  7.70%  Senior  Notes,
              Series A, Due 2006 (filed as Exhibit 4(m) to Form 10-K for the year ended December 31, 1996, File No. 1-3548).

   5(a)  -    Opinion  and  Consent  of  Philip  R.  Halverson,   Esq.,  Vice
              President, General Counsel and Secretary of the Company.

   5(b)  -    Opinion and Consent of Reid & Priest LLP.

  23(a)  -    Consent of Price Waterhouse LLP.

  23(b)  -    Consents of Philip R.  Halverson,  Esq.,  and Reid & Priest LLP
              are  contained  in Exhibits  5(a) and 5(b), respectively.

     24  -    Power of Attorney (see page II-6).



--------------------------
* Incorporated herein by reference as indicated.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the
                  Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in maximum aggregate  offering  price  set forth in the  "Calculation  of
                  Registration   Fee"  table  in  the   effective   registration
                  statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          Provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

     Each person whose signature appears below hereby authorizes any agent for service named in this registration statement to execute in the name of each such person, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to the registration statement, and appoints any such agent for service as attorney-in-fact to sign in each such person's behalf individually and in each capacity stated below and file any such amendments to the registration statement and the registrant hereby also appoints each such agent for service as its attorney-in-fact with like authority to sign and file any such amendments in its name and behalf.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Minnesota, on November 21, 1997.


                                                MINNESOTA POWER & LIGHT COMPANY
                                                           (Registrant)

                                           By           Edwin L. Russell
                                               --------------------------------
                                                        Edwin L. Russell
                                                    Chairman, President and
                                                    Chief Executive Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

           SIGNATURE                       TITLE                     DATE
           ---------                       -----                     ----

        Edwin L. Russell                                       November 21, 1997
---------------------------------
        Edwin L. Russell              Chairman, President
   Chairman, President, Chief       Chief Executive Officer
 Executive Officer and Director          and Director


          D.G. Gartzke                                         November 21, 1997
---------------------------------
          D.G. Gartzke               Senior Vice President-
  Senior Vice President-Finance            Finance and
   and Chief Financial Officer       Chief Financial Officer


           Mark A. Schober                                     November 21, 1997
---------------------------------
           Mark A. Schober                  Controller
             Controller

           SIGNATURE                       TITLE                     DATE
           ---------                       -----                     ----


           Kathleen A. Brekken              Director         November 21, 1997
----------------------------------------
           Kathleen A. Brekken


            Merrill K. Cragun               Director         November 21, 1997
----------------------------------------
            Merrill K. Cragun


             Dennis E. Evans                Director         November 21, 1997
----------------------------------------
             Dennis E. Evans


            Peter J. Johnson                Director         November 21, 1997
----------------------------------------
            Peter J. Johnson


             George L. Mayer                Director         November 21, 1997
----------------------------------------
             George L. Mayer


            Paula F. McQueen                Director         November 21, 1997
----------------------------------------
            Paula F. McQueen


           Robert S. Nickoloff              Director         November 21, 1997
----------------------------------------
           Robert S. Nickoloff


             Jack I. Rajala                 Director         November 21, 1997
----------------------------------------
             Jack I. Rajala


            Edwin L. Russell                Director         November 21, 1997
----------------------------------------
            Edwin L. Russell


           Arend J. Sandbulte               Director         November 21, 1997
----------------------------------------
           Arend J. Sandbulte


               Nick Smith                   Director         November 21, 1997
----------------------------------------
               Nick Smith


            Bruce W. Stender                Director         November 21, 1997
----------------------------------------
            Bruce W. Stender


          Donald C. Wegmiller              Director         November 21, 1997
----------------------------------------
          Donald C. Wegmiller

                                  EXHIBIT INDEX


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------

  5(a)     -      Opinion and Consent of Philip R. Halverson,  Esq., Vice
                  President,  General Counsel and Secretary of the Company.

  5(b)     -      Opinion and Consent of Reid & Priest LLP.

 23(a)     -      Consent of Price Waterhouse LLP.


 23(b)     -      Consents of Philip R.  Halverson,  Esq., and Reid & Priest LLP
                  are contained in Exhibits 5(a) and 5(b), respectively.

 24        -      Power of Attorney (see page II-6).